Exhibit 99.1

News Release
For:	Cornerstone Bank
Release Date:	Immediate
Contact:	Norm Osborn, 252/243-5588

Cornerstone Bank Reports Third Quarter Earnings

WILSON — CB Financial Corporation, the Wilson-based single bank holding company that owns Cornerstone Bank, reported accumulated earnings of $853,000 for the first three quarters of 2006.
Assets reached $166.5 million as of September 30, 2006, a 17 percent increase over the same period last year. Total deposits as of September 30, 2006 were $143.2 million and loans were $113.9 million, with increases of 21.5 percent and 8.3 percent, respectively, over the same three quarters last year.
“We have met or exceeded some of our annual goals for the entire year, after just three quarters,” CB Financial chairman Tom Brown said. “The bank is performing well, and shareholders should be pleased with the results.”
Cornerstone Bank president Norm Osborn added, “Our products and services remain priced fairly, both to customers and to shareholders, and we constantly match our products with community needs. We continue to serve a growing customer base, with a good blend of business and personal accounts. Customers tell us they appreciate the stability and the friendliness of our staff.”
Osborn added that the mortgage business also remains steady and very active in the area. “We keep hearing of a slowdown in some parts of the state, but it hasn’t affected our market,” Osborn said.
The bank also received a boost in growth from the operations of a second full service banking center at Parkwood Mall. The branch, opened in November 2005, is on track to exceed $50 million in deposits by the end of the year.
For more information about Cornerstone Bank products, services or stock information, call 252/243-5588.

November 27, 2006

Disclosures about Forward Looking Statements

             The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events.  The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s or its subsidiary’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general conditions.